Exhibit 99.2

Cornerstone Growth & Income REIT
Acquires $13.0 Million Skilled Nursing Facility

(Irvine, CA) December 31, 2009 - Cornerstone Real Estate Funds, and its strategic alliance partner and sub-advisor Servant Healthcare Investments, announced the acquisition of a $13.0 million healthcare property today.  The Cornerstone Growth & Income REIT acquired Mesa Vista Inn Health Center.  The property is a 96-unit, 144-bed, skilled nursing facility in San Antonio, TX.  The 53,851 square foot property was constructed in 2008 and sits on 6.4 acres.

The property was constructed to replace a 40-year old facility located approximately 2 miles away.  TriSun Healthcare, LLC, an affiliate of Harden Healthcare, LLC, will continue to operate the property.  Harden Healthcare, through its affiliates, provides a continuum of services addressing a range of healthcare needs including rehabilitation, home health care, assisted living, skilled nursing, pharmacy services and hospice care.

An affiliate of Harden Healthcare has agreed to a 15-year lease agreement at a rate of 11.50% of the purchase price, with 2.50% annual increases thereafter.  According to Cornerstone CEO Terry Roussel, “This transaction provides greater evidence of the high quality, high cash flow opportunities we are seeing in the healthcare arena.”  John Mark Ramsey, CEO of Servant Healthcare Investments, stated “The property itself is extremely attractive given its newer construction, residential feel and the quality of care residents receive.  Working with an operator like Trisun Healthcare makes this acquisition very appealing, especially considering their ability to provide multiple services in a quality setting and their depth of expertise as a provider of senior care services throughout Texas.”

Harden Healthcare has agreed to provide certain credit enhancements to the lease, including a security deposit.  The acquisition was financed with loan proceeds of $7,500,000 and cash proceeds of $5,500,000 plus closing costs.  Terms of the loan include a fixed interest rate of 6.5%, 20 year amortization, with a five-year term.  The loan is guaranteed by certain principals of Harden Healthcare.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.

Securities offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. Investments are not FDIC insured, not bank guaranteed and may lose value.